As filed with the Securities and Exchange Commission on August 8, 2013.	Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_______________
FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933
_______________
CAL DIVE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	61-1500501 (I.R.S. Employer Identification No.)
2500 CityWest Boulevard, Suite 2200 Houston, Texas (Address of Principal Executive Offices)	77042 (Zip Code)

Cal Dive International, Inc. 2013 Stock Incentive Plan
(Full title of the plan)
_______________
Lisa Manget Buchanan
2500 CityWest Boulevard, Suite 2200
Houston, Texas 77042
(713) 361-2600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copy to:
Kelly C. Simoneaux
Jones Walker LLP
201 St. Charles Avenue, Suite 5100
New Orleans, Louisiana 70170

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer [X]
Non-accelerated filer	[ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (par value $0.01 per share)	4,800,000 Shares	$2.09(2)	$10,032,000(2)	$1,369

(1)    Upon a stock split, stock dividend, or similar transaction in the future involving our Common Stock and during the effectiveness of this Registration Statement, the number of shares registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933.
(2)    Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, based on the average of the high and low price per share of our Common Stock on the New York Stock Exchange on August 7, 2013.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the applicable prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act").

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PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
The following documents, which have been filed by Cal Dive International, Inc. (the "Company" or the "Registrant") with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:
(a)            The Company's latest Annual Report on Form 10-K filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act");
(b)            All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a); and
(c)            The description of the Company's Common Stock included in Amendment No. 1 to the Company's Registration Statement on Form 8-A/A filed with the Commission on July 12, 2012 under the Exchange Act relating to the Company's Common Stock.
All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.  Description of Securities.
Not applicable.
Item 5.  Interests of Named Experts and Counsel.
Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware empowers us to indemnify, subject to the standards prescribed in that Section, any person in connection with any action, suit, or proceeding brought or threatened by reason of the fact that the person is or was our director, officer, employee, or agent.  Article IX of our amended and restated certificate of incorporation and Section 6.9 of our amended and restated bylaws provide that directors and officers shall be indemnified to the fullest extent permitted by the General Corporation Law of Delaware.  Our amended and restated certificate of incorporation and our amended and restated bylaws require us to indemnify, in certain circumstances, any current or former director or officer against certain expenses.  Subject to the procedures, requirements, and limitations set forth in Section 6.9 of our bylaws, we are required to indemnify anyone who was or is a party to, is threatened to be made a party to, or is involved in, any action, suit, or proceeding by reason of the fact that the person is or was our director or officer if such person (i) is successful in defending the claim on its merits; or (ii) is found to have (a) acted in good faith, (b) reasonably believed that his or her conduct was in, or not opposed to, the best interest of our Company, and (c) in the case of a criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.  Covered expenses include reasonable expenses (including attorneys' fees, judgments, fines and amounts paid in settlement).  However, the director or officer will not be entitled to indemnification if the claim is one brought by the director or officer and the action is not approved by our board of directors.

The rights conferred by our amended and restated certificate of incorporation and our amended and restated bylaws are contractual rights and include, in certain instances, the right to be advanced the expenses incurred in defending the action, suit, or proceeding prior to final disposition, provided that the director or officer delivers an undertaking to repay all such amounts if it is ultimately determined that he or she is not entitled to indemnification.

Further, Article IX of our amended and restated certificate of incorporation expressly provides that no director shall be personally liable to the Company or our stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of Delaware.

We also have entered into indemnity agreements with each of our directors and executive officers pursuant to which we agree under certain circumstances to purchase and maintain directors' and officers' liability insurance, unless such insurance is not reasonably available or, in the reasonable judgment of our board of directors, there is insufficient benefit to us from such insurance.  The agreements also provide that we will indemnify each director and executive officer against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving him by reason of his position as director or officer that are in excess of the coverage provided by any such insurance, provided that he meets certain standards of conduct.

We maintain directors' and officers' liability insurance for the benefit of our directors and officers.

The foregoing is only a general summary of certain aspects of Delaware law, our amended and restated certificate of incorporation and amended and restated bylaws, and our indemnity agreements dealing with indemnification of directors and officers, and does not purport to be complete.  It is qualified in its entirety by reference to the detailed provisions of Section 145 of the General Corporation Law of Delaware, our amended and restated certificate of incorporation, our amended and restated bylaws, and our form of indemnity agreement, the last three of which are on file with the Commission.
Item 7.  Exemption from Registration Claimed.
Not applicable.
Item 8.  Exhibits.
5	Opinion of Jones Walker LLP.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Jones Walker LLP (included in Exhibit 5).
24	Powers of Attorney (included in the signature pages of this Registration Statement).
99	Cal Dive International, Inc. 2013 Stock Incentive Plan (incorporated by reference from Form 8-K filed on May 16, 2013).
Item 9.  Undertakings.
(a)            The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 5, 2013.

CAL DIVE INTERNATIONAL, INC.

By:	/s/ Lisa Manget Buchanan
Lisa Manget Buchanan Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Quinn J. Hébert and Lisa Manget Buchanan, or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting until such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on August 5, 2013.

Signature	Title	Date

/s/ Quinn J. Hébert	Chairman, President and	August 5, 2013
Quinn J. Hébert	Chief Executive Officer (Principal Executive Officer)

/s/ Brent D. Smith	Executive Vice President, Chief	August 5, 2013
Brent D. Smith	Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Todd A. Dittmann	Director	August 5, 2013
Todd A. Dittmann

/s/ David E. Preng	Director	August 5, 2013
David E. Preng

/s/ John T. Mills	Director	August 5, 2013
John T. Mills

/s/ John B. Reed	Director	August 5, 2013
John B. Reed

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EXHIBIT INDEX

Exhibit
Number                                                                        Description of Exhibits

5	Opinion of Jones Walker LLP.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Jones Walker LLP (included in Exhibit 5).
24	Powers of Attorney (included in the signature pages of this Registration Statement).
99	Cal Dive International, Inc. 2013 Stock Incentive Plan (incorporated by reference from Form 8-K filed on May 16, 2013).